Exhibit 10.43

PROMISSORY NOTE

$2,000,000.00	October 15, 2012

Artisanal Cheese, LLC,
a New York limited liability company
483 Tenth Avenue, 2nd Floor
New York, New York  10018
(Hereinafter referred to as “Borrower”)

Whereas, Borrower has been authorized by its board of directors to secure a loan from one or more lenders (each a “Lender” and collectively “Lenders”) in a collective amount not to exceed Two Million Dollars ($2,000,000.00).

Whereas, this Promissory Note is made pursuant to such Bridge Loan Agreements executed by each of the Lenders of even date herewith (the “Bridge Loan Agreements”), the collective amount which is represented by this Promissory Note (the “Promissory Note”).

Now, wherefore, Borrower promises to pay to the order of Lender(s), in lawful money of the United States of America, at their respective addresses indicated in their respective Bridge Loan Agreements or wherever else Lender(s) may specify, the sums owed to each Lender under the respective Bridge Loan Agreements (including all renewals, extensions or modifications thereof).

SECURITY.  As security for the payment of the monies owing under this Promissory Note and the Bridge Loan Agreements, the Borrower has delivered or has caused to be delivered to the Lender(s) a security agreement (“Bridge Security Agreement”) dated the date hereof.  Lender(s) shall have a security interest in the company's accounts receivable and inventory.

INTEREST COMPUTATION.  Interest on the principal amount of this Promissory Note shall be at a rate of six percent (6%) per annum.  Interest shall be computed on the basis of a 365-day year for the actual number of days in the applicable period based upon the average balance of the outstanding loan amount for that period.  Interest shall be paid to Lender(s) on a pro rata basis each month together with any principal repaid in accordance with the terms set forth below.

APPOINTMENT AS A BOARD MEMBER.   In the event that any Lender loans to Borrower under this Promissory Note the principal sum of One Million Dollars ($1,000,000.00) or more, the Lender may, at his or her option, be appointed to the Boad of Directors of Borrower's parent company, Artisanal Brands, Inc., and, if so appointed, may remain as a director for so long as there is any amount owed to such Lender under this Promissory Note; except that Lender's appointment as a director shall terminate in the event of Lender's assignment of this Promissory Note, notwithstanding Borrower's written consent to such assignment. The Lender(s) only, and not a designee shall assume the board seat.

ISSUANCE OF COMMON SHARES.  For every Dollar ($1.00)  loaned by any Lender, that Lender shall receive One (1) share of common stock of Artisanal Brands, Inc.

REPAYMENT TERMS.  Commencing with the month following the date hereof and subject to the prior payment of Lenders Michael K. Headley ("Headley") and David A. Dowe ("Dowe") as set forth below, Borrower shall remit to each Lender on a pro rata basis, Lender's respective share of Borrower's total credit card cash receipts deposited into the TB Bank Collateralized Account (as defined in the Security Agreement) ("Credit Card Receipts") for the periods commencing and ending on the 1st and 15th day of the month and the 16th and last day of the month, respectively, (the “Bi-Monthly Distribution Periods”).  On or before five (5) business days from trhe last date of the Bi-Monthly Distrbution Periods, Borrower will provide to each Lender (1) a statement reflecting (a) the loan balance at the beginning of the previous month; (b) total credit card receipts for the Bi-Monthly Distrbution Period, (c) interest for the Bi-Monthly Distribution Period, (d) the loan balance at the end of the Bi-Monthly Distrbution Period, (e) Lender(s) respective share of the loan balance and Lender(s) pro rata share of the credit card cash receipts for that month; and (2) payment in lawful U.S. funds of Lender(s) pro rata share of the credit card cash receipts, provided, however, that no payment shall be made pursuant to this paragraph to any Lender other than Headley and Dowe, until $1,000,000 and all interest thereon has been paid to Headley and $700,000 and all interest thereon has been paid to Dowe.  Until the first $1,700,000 and all interest thereon has been paid in full to Headley and Dowe, collectively, Headley shall receive 58.82% and Dowe shall receive 41.18% of all monthly Credit Card Receipts.  Upon full payment to Headley of all sums due hereunder, Dowe shall receive 100% of the Credit Card Receipts until any sums owed to Dowe hereunder and such other sums previously loaned to Borrower by Dowe which are estimated to be $188,281 as of the date hereof, and any and all interest that may have accrued thereon, have been repaid to Dowe.  Notwithstanding the foregoing payment mechanism, any and all amounts due under this Promissory Note shall be due and payable in full on October 14, 2014 (the Maturity Date”).

PREPAYMENT.  The Promissory Note may be prepaid, in whole or in part, at any time.

APPLICATION OF PAYMENTS.  If a Default occurs, monies may be applied to the obligations in any manner or order deemed appropriate by Lender(s).  If any payment received by Lender(s) under this Promissory Note is rescinded, avoided or for any reason returned by Lender(s) because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Promissory Note as though such payment had not been made.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Lender(s)’ reasonable expenses incurred to enforce or collect any of the obligations under this Promissory Note, including, without limitation, reasonable court, arbitration, attorneys' fees and expenses.

USURY.  Regardless of any other provision of this Promissory Note, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Promissory Note and not to the payment of interest, and (ii) if the loan evidenced by this Promissory Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Promissory Note or the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT.  If any of the following occurs, a default (“Default”) under this Promissory Note shall exist:  Nonpayment.  The failure of Borrower to pay any of the obligations under this Promissory Note within ten (10) calendar days of when due.  Nonperformance.  The failure of timely performance of the obligations hereunder or under the Bridge Security Agreement, other than payment obligations, and such default shall continue unremedied for a period of fifteen (15) calendar days after Borrower shall receive notice of such default.  False Warranty.  A warranty or representation made or deemed made in this Promissory Note or the Bridge Security Agreement, or furnished to Lender(s) in connection with the loan evidenced by this Promissory Note, proves materially false, or if of a continuing nature, becomes materially false.  Cessation; Bankruptcy.  The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, lender workout proceedings, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, or any of their subsidiaries or affiliates.  Material Capital Structure or Business Alteration. Without the prior written consent of Lender(s), which shall not be unreasonably withheld (i) a material alteration in the kind or type of Borrower's business or that of Borrower's subsidiaries or affiliates; (ii) the sale of all or substantially all or a material portion of the business or assets of Borrower, or any of Borrower's subsidiaries or affiliates if such a sale is outside the ordinary course of business of Borrower; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock, membership interests, or voting power of any other entity; (iv) should Borrower, or any of Borrower's subsidiaries, enter into any merger or consolidation or similar transaction; or (v) any change in the members of the Borrower resulting in a change of a majority or more of the membership interests or equity interests of Borrower.

REMEDIES UPON DEFAULT.  If a Default occurs under this Promissory Note or the Bridge Security Agreement, Lender(s) may at any time thereafter exercise any rights and remedies as provided under the Promissory Note or the Bridge Security Agreement, or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Promissory Note shall be valid as against any Lender unless in writing and signed by Lender.  No waiver by any Lender of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of any Lender in exercising any right, power, or remedy under this Promissory Note or the Bridge Security Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower agrees that Lender(s) may extend, modify or renew this Promissory Note or make a novation of the loan evidenced by this Promissory Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Promissory Note, all without notice to or consent of each Borrower or each person who may be liable under this Promissory Note and without affecting the liability of Borrower or any person who may be liable under this Promissory Note.

NOTICE.  All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Borrower, to:	Artisanal Cheese, LLC
483 Tenth Avenue, 2nd Floor
New York, New York 10018
Attn: Daniel W. Dowe, CEO
Telephone No.: (212)-871-3150
Email: ddowe@artisanalcheese.com

MISCELLANEOUS PROVISIONS.  Assignment.  This Promissory Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  This Promissory Note may be freely assigned or pledged by Lender, except that the provision relating to securing and maintaining a seat on the Company's board of directors may not be assigned and such directorship shall terminate upon such assignment as set forth hereinabove.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender’s prior written consent is null and void.  Any assignment shall not release Borrower from its obligations hereunder.  Applicable Law; Conflict Between Documents.  This Promissory Note shall be governed by and construed under the laws of the State of New York without regard to conflict of laws principals.  If the terms of this Promissory Note should conflict with the terms of the Bridge Security Agreement, the terms of this Promissory Note shall control.  Jurisdiction and Venue.  Borrower and each Lender irrevocably agree that any suit regarding this Promissory Note shall be brought in the state or federal courts located in New York, New York and Borrower and Lender each submit to such jurisdiction.  Severability.  If any provision of this Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note or other such document.  Plural; Captions.  All references in this Promissory Note to Borrower, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity.  The captions contained in this Promissory Note are inserted for convenience only and shall not affect the meaning or interpretation of the Promissory Note.  Binding Contract. Borrower by execution of and Lender(s) by acceptance of this Promissory Note agree that each party is bound to all terms and provisions of this Promissory Note.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

WAIVER OF JURY TRIAL.  BORROWER AND LENDER(S) ACKNOWLEDGE AND AGREE THAT (i) ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY LENDER(S) OR BORROWER OR ANY SUCCESSOR OR ASSIGN OF LENDER(S) OR BORROWER, ON OR WITH RESPECT TO THIS PROMISSORY NOTE OR ANY OTHER DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY AND EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY; (ii) EACH WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (iii) THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PROMISSORY NOTE AND LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS PROMISSORY NOTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Promissory Note to be executed.

ARTISANAL CHEESE, LLC

By:	/ss/ Daniel W. Dowe__________________
Name: Daniel W. Dowe
Title: President

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